January 28, 1998

Ms. Kris Rogers
81 Lyons Plain Road
Weston, CT 06883

Dear Kris:

      This agreement will serve to confirm the terms and conditions under which we will accept your resignation as Executive Vice President and General Manager of the U.S. Business Unit.

1. Resignations. Effective April 30, 1998 or such earlier date as shall be mutually agreed (hereinafter the "Resignation Date") you will resign from employment as Executive Vice President and General Manager of the U.S. Business Unit and any other officerships or directorships of Micro Warehouse, Inc. or any of its affiliates, sister companies or subsidiaries (hereinafter "the Company").

2. Employment Agreement. Any employment agreement with the Company, whether written or oral, except for the agreement set forth herein is terminated as of the Resignation Date. Through the Resignation Date you shall be paid your current salary and receive all benefits generally provided to all employees of the Company and all of the Company's employment practices will be applicable to you. You shall be entitled to receive your guaranteed bonus of Fifty Thousand Dollars ($50,000.00) for fiscal year 1997. You shall also be entitled to receive any other 1997 bonus (less the guaranteed amount) if the total 1997 bonus amount to which you would be entitled exceeds the guaranteed amount. It is confirmed that your entitlement to 1997 bonus compensation, except for the guaranteed bonus which will be paid in any event, will be based on the achievement of defined goals by the Company's U.S. (and not worldwide) operations. Your 1997 bonus will be paid on or about February 28, 1998. You shall also be entitled to receive an agreed bonus of Fifty Thousand Dollars ($50,000.00) for the period from January 1, 1998 through the Resignation Date which will be paid on or about April 30, 1998. Except as described herein, you shall not be eligible to receive any other 1997 or 1998 bonus notwithstanding the possibility that other comparably compensated employees might receive bonuses attributable to said years. As of the Resignation Date you will be entitled to a lump sum payment equal to the sum of your base salary for nine months of One Hundred and Eighty Seven Thousand Five Hundred Dollars ($187,500.00) and salary for 10 days of accrued unused vacation time of Nine Thousand Six Hundred and Fifteen Dollars and Thirty Eight Cents ($9,615.38). You shall also be entitled to reimbursement of (i) reasonable relocation expenses of up to Forty Thousand Dollars ($40,000.00) if you accept a new position out of the area and such expenses are not covered by your new employer; and (ii) actual legal fees incurred by you in connection with this agreement of up to Five Hundred Dollars ($500.00). Payments described in this paragraph shall be reduced by deducting all required withholding amounts.

3. COBRA Benefits. For a period of nine (9) months subsequent to the Resignation Date the Company agrees to pay directly or reimburse you for COBRA payments required to maintain your current health insurance coverage through the Company. You acknowledge that the Company will have no obligation to pay directly or reimburse you for any COBRA payments attributable to any period of time after you are eligible to receive health insurance benefits with any new employer nor, in any event, for any payments due more than nine (9) months subsequent to the Resignation Date.

4. Stock Options. Schedule A sets forth stock options granted to you which as of the date of this agreement have not yet vested. We confirm that 20,000 of the stock options will vest on April 7, 1998. We further confirm that an additional 20,000 options, of the total 60,000 options which would have vested on April 7, 1999, will not be caused to be forfeited and deem these options vested as of the Resignation Date. The total of said 40,000 options which will have vested by the Resignation Date as described on Schedule A may be exercised by you on or prior to April 30, 1999. Schedule A also sets forth other stock options granted to you which are deemed forfeited and of no further force and effect. You will not be eligible to receive any further stock options or otherwise participate in any deferred compensation programs notwithstanding the possibility that the Company might provide the same participation to other comparably compensated employees. You also agree that any such stock options that you retain pursuant to this agreement will continue to be subject to the terms and conditions of the agreement under which the applicable stock options were granted to you unless the terms of such agreement conflicts with this agreement in which case this agreement shall prevail.

5. Indemnification. We confirm that the Indemnification Agreement between you and the Company dated as of April 7, 1997 is in full force and effect.

6. Release. (a) As consideration for the Company to enter into this agreement and as consideration for the covenants contained herein, subject to the immediately following sentence, you irrevocably and unconditionally release, remit, acquit and forever discharge the Company, its officers, directors, shareholders, agents, employees, representatives, attorneys, parents, divisions, subsidiaries, affiliates, related companies or entities, successors and assigns and the officers, executives, directors, shareholders, agents and employees of any and all of the Company's parents, divisions, subsidiaries, affiliates, related companies or entities, successors or entities (separately or collectively, the "Released Parties"), jointly and individually, from any and all claims, charges, complaints, expenses and causes of action of any nature or kind whatsoever, known or unknown, which you, your heirs, successors or assigns have or may have against the Released Parties based upon, related to or arising out of your employment with the Company through the date hereof, including, but not limited to, claims, charges, complaints, liabilities, losses, obligations, demands, damages, costs, expenses and causes of action relating to the terms, conditions, commencement, duration or termination of your employment, or claims of discrimination under any federal, state or local law, rule, regulation or common law, whether such claims are past or present, whether they arise from equity, common law or statute, and whether they arise from labor laws or discrimination laws, such as the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, 42 U.S.C. ss.1981, the Equal Pay Act, as amended, the Americans with Disabilities Act, or any other federal, state or local law, rule or regulation. This release is intended to cover all possible relief, including, but not limited to, reinstatement, wages, back pay, front pay, vacation pay, bonuses or incentive compensation, supplemental or other retirement benefits, perquisites, compensatory damages, punitive damages, damages for pain or suffering, and attorneys' fees, provided, however, that nothing in this agreement will limit or otherwise affect any right you may have to indemnification under the Company's Articles of Incorporation, By Laws or any insurance policy in effect as of the termination of your employment with the Company or pursuant to Article 5 hereof. In addition, if the Company complies with its obligations hereunder, you agree you will not be entitled to any benefit from any claim or proceeding filed by you or on your behalf with any agency or court which is within the scope of this agreement or which goes to the validity of any provision of this agreement.

      (b) Effective as of the Resignation Date, the releases provided for in Paragraph 6(a) will, without further action, be automatically extended to the Resignation Date (except the same will not cover any breach of this agreement by the Company).

      (c) The releases under this Paragraph 6 are intended to cover all possible rights, obligations and liabilities, including any such rights, obligations or liabilities based upon, relating to or arising from any claim which goes to the validity of any provision of this agreement, other than a claim for any breach of this agreement.

      (d) You acknowledge that you have been given a period of at least 21 days to review and consider this agreement before signing it and that you may use as much of the 21-day period as you wish prior to signing it.

7. Covenant Not to Compete. You hereby covenant and agree that until the Resignation Date you shall not, directly or indirectly, own, operate, manage, join, control, participate in the ownership, management, operation or control of, or be paid or employed by, or acquire any securities of, or otherwise become associated with or provide assistance to, as an employee, consultant, director, officer, shareholder, partner, agent, associate, principal, representative or in any other capacity, any business entity or activity which is directly or indirectly a "Competitive Business" (as hereinafter defined); provided, however, that the foregoing shall not prevent you from (a) performing services for a Competitive Business if such Competitive Business is also engaged in other lines of business and if your services are restricted to employment in such other lines of business; or (b) acquiring the securities of or an interest in any Competitive Business, provided such ownership of securities or interests represents at the time of such acquisition, but including any previously held ownership interests, less than two percent (2%) of any class or type of securities of, or interest in, such Business. The term "Competitive Business" shall mean and include any business or activity that is substantially the same as any business or activity conducted by the Company as of the date of cessation of your employment with the Company, regardless of where such Competitive Business is located.

8. Covenant Not to Solicit Employees. Unless you have obtained the prior written consent of the Company, you hereby covenant and agree that until the expiration of two years from the Resignation Date, you shall not, for or on behalf of any party, directly or indirectly, as owner, officer, director, stockholder, partner, associate, consultant, manager, advisor, representative, employee, agent creditor or otherwise, attempt to solicit for employment any person who has been an employee of the Company at any time or times during your employment by Company.

9. Confidential Information. You acknowledge that the Company would be damaged if your knowledge with respect to the business of the Company was disclosed to or utilized by parties other than the Company. Accordingly, you covenant and agree that you will not disclose any presently known or hereafter acquired confidential or proprietary information of the Company or its business to any person, firm, corporation or other entity. For the purposes of this paragraph, the term "confidential or proprietary information" shall mean all information which is currently known to or hereafter acquired by you and relates to such matters as budget and forecasts, customer mailing lists, data base management techniques, pricing and credit techniques, marketing techniques, research and development activities, sources of product, and other confidential or restricted information which is not in the public domain. Confidential or proprietary information shall not be deemed to include information released generally to the public by the Company or others, information required by law to be disclosed or information learned by you from third parties without restrictions on disclosure provided the same would not, if released, damage the Company.

10. Continued Services. Through the Resignation Date you will continue to have user access to the Company's voice mail system and you shall be entitled to receive up to 2 hours per month of administrative support from an administrative assistant employed by the Company.

11. Assignment. This agreement is not assignable, except that the Company may assign it to any successor of substantially all of the Company's business or assets. This agreement will be binding upon, and inure to the benefit of, the parties and their successors, heirs and assigns. Any payments due to you under this agreement shall be paid to your estate in the event that you should die before said payments are made.

12. Partial Invalidity. If any provision of this agreement is held to be invalid, void or unenforceable, the remaining provisions shall continue in full force without being impaired or invalidated in any way.

13. Governing Law. This agreement will be governed by the laws of the State of Connecticut, without giving effect to the conflict of laws principles thereof.

14. Entire Agreement. This agreement reflects the complete agreement between the parties with respect to the subject matter hereof, and there are no written or oral understandings, promises or agreements directly or indirectly related to this letter agreement or the subject matter hereof that are not incorporated herein.

15. Revocation Period. For a period of seven (7) calendar days following your execution of this agreement, you may revoke this agreement. This agreement will not become effective or enforceable to release any claims or rights which you may have under the Age Discrimination in Employment Act until this revocation period has expired. This agreement also will not become effective or enforceable with respect to any obligations that the Company may have hereunder until this revocation period has expired. You acknowledge and agree that if the Company satisfies any obligations hereunder that otherwise would have arisen during this revocation period as soon as practicable after the revocation period has expired, such action will constitute timely satisfaction of such obligations hereunder. You also acknowledge and agree that the benefits to you of the covenants contained herein, including, but not limited to, payments hereunder, are provided to you in exchange for the promises in this agreement, are not normally available under Company policy or practice to employees whose employment is terminated and provide for the payments of amounts to which you would not otherwise be entitled.

16. Confidentiality and Intent to be Bound. The terms and conditions of this agreement are confidential and must not be disclosed to any person other than those who must perform tasks to effect the agreement. Notwithstanding the foregoing, the Company and you may disclose any term of this agreement, after prior written notice to the other party that disclosure is about to take place,
(i) to any governing authority if disclosure is required to comply with applicable law; or (ii) to either party's attorneys, accountants or advisors with whom a fiduciary relationship has been established. In addition, the Company shall be under no obligation to give you notice of disclosure if the disclosure is required in connection with reporting requirements imposed on the Company as a public company. Both parties have read this agreement, have had the opportunity to consult with counsel, fully understand the agreement's terms and conditions, and enter this agreement freely, voluntarily and intending to be legally bound hereby.

17. Enforcement of Agreement; Liquidated Damages. You hereby acknowledge and agree that your obligations under Paragraphs 7, 8 and 9 are a material part of the consideration for this agreement and for the payments from the Company to you under Paragraph 2; that your failure to satisfy any of such obligations could cause irreparable harm to the Company and that the damages caused by such failure would be uncertain and difficult to measure. You further acknowledge and agree that the Company may seek injunctive relief to prevent your failure or further failure to satisfy any of such obligations, in addition to all other rights, remedies and claims that it may have under this agreement, at law or in equity. You also acknowledge and agree that, if you fail to satisfy any of your obligations under Paragraphs 7, 8 and 9, the Company will be entitled to receive as liquidated damages for such failure recovery of any amounts paid to you under this agreement, any amounts that you may have earned or received as a result of or in connection with such failure, and all costs and expenses, including fees and disbursements of counsel and other costs thereof, incurred by the Company in connection with the enforcement of such obligations.

18. No Waiver. No failure on the part of either party at any time to require the performance by the other party of any term hereof shall be taken or held to be a waiver of such term or in any way affect such party's right to enforce such term, and no waiver on the part of either party of any term hereof shall be taken or held to be a waiver of any other term hereof or the breach thereof.

19. Non-Binding Mediation. The parties agree to submit any and all disputes and or claims under this agreement to non-binding mediation before a mutually agreeable mediator at Mediation Consultants in New Haven, Connecticut.

      If you agree to and accept the terms and conditions of this agreement, please sign both copies hereof in the space provided below, retain one copy for your records and return the other copy to the undersigned.


                                    Very truly yours,
                                    MICRO WAREHOUSE, INC.


                                    By: /s/ Peter Godfrey
                                       -------------------------
                                    Name:  Peter Godfrey
                                    Title: President and Chief Executive Officer


Agreed to and accepted on the date first above written:

/s/ Kris Rogers
-------------------------
Kris Rogers
Date Signed: January 30, 1998

SCHEDULE A TO
LETTER AGREEMENT WITH KRIS ROGERS
DATED AS OF JANUARY 8, 1998


Stock options already granted to you which shall vest on April 7, 1998 and be available for exercise pursuant to Paragraph 4 on or prior to April 30, 1999.

20,000 options at an exercise price of $10.75 per share granted January 10, 1997 per agreement dated as of January 10, 1997.

Stock options already granted to you, not vested as of the date hereof, which shall be deemed vested as of April 30, 1998 and available for exercise pursuant to Paragraph 4 on or prior to April 30, 1999.

20,000 options at an exercise price of $10.75 per share granted January 10, 1997 per agreement dated as of January 10, 1997 which options would have vested as of April 7, 1999.

Stock options deemed forfeited and of no further force or effect pursuant to Paragraph 4.

40,000 options at an exercise price of $10.75 per share granted January 10, 1997 per agreement dated as of January 10, 1997 which options would have vested as of April 7, 1999.

40,000 options at an exercise price of $10.75 per share granted January 10, 1997 per agreement dated as of January 10, 1997 which options would have vested as of April 7, 2000.

40,000 options at an exercise price of $10.75 per share granted January 10, 1997 per agreement dated as of January 10, 1997 which options would have vested as of April 7, 2001.

40,000 options at an exercise price of $10.75 per share granted January 10, 1997 per agreement dated as of January 10, 1997 which options would have vested as of April 7, 2002.